EXHIBIT 99.1

Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971

Media Contact: Amy MacKinnon
Graphic Packaging Holding Company
770-240-8468

Graphic Packaging Holding Company and Graphic Packaging International, Inc. Announce
Agreement to Sell Multi-wall Bag Business

ATLANTA, GA, June 3, 2014. Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today announced that it and its wholly owned subsidiary Graphic Packaging International, Inc., have entered into a definitive agreement to sell their Multi-wall Bag business to Mondi Group. The non-core assets to be divested include 9 Multi-wall Bag converting plants located throughout the United States and the Pine Buff, Arkansas kraft paper mill.
"The anticipated sale of these non-core assets substantially completes our transformation into a pure play, vertically integrated paperboard packaging company,” said David Scheible, Graphic Packaging’s Chairman, President and Chief Executive Officer. “The divestiture will free up valuable resources which we can redirect to further accelerate global growth in our core paperboard packaging business.”
The Multi-Wall Bag plants and the kraft mill had trailing twelve month revenue of approximately $437 million and under the terms of the agreement, the enterprise value is $105 million and the sale will be an all cash transaction. The transaction is subject to standard closing requirements and is expected to close late second quarter or early third quarter 2014.

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to those regarding the effect of the disposition on the Company’s competitive position, acceleration of growth of the paperboard packaging business, and the timing of the closing, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, the Company's ability to successfully conclude the transaction and the Company's ability to continue to implement its business strategies. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard multi-wall bag and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.